Exhibit 99.1

News Release

For Further Information Call:

Walter A. Shephard

Vice President Finance, CFO, and Treasurer

Voice: 860-704-3955

inquire@zygo.com

For Immediate Release

ZYGO ANNOUNCES STRONG EARNINGS GROWTH FOR Q1 OF FISCAL 2007

MIDDLEFIELD, CT, OCTOBER 25, 2006 – Zygo Corporation (NASDAQ: ZIGO) today announced net sales of $41.1 million and net earnings of $3.7 million, or $0.20 per diluted share, for the first quarter of fiscal 2007. Compared with the same period in fiscal 2006, net sales increased by $6.8 million, or 20%, net earnings increased by $1.5 million, or 67%, and earnings per diluted share increased by $0.08. Net sales and earnings for the first quarter were favorably impacted by higher revenues from the Company’s Metrology and Precision Position Solutions business units which have above average gross margin products.

Orders for the first quarter of fiscal 2006 were $47.8 million, resulting in a positive book-to-bill of 1.16. Orders from the Company’s semiconductor segment accounted for 63% of the orders received, with the industrial segment accounting for the remaining 37%. This increased the Company’s backlog to a record $87.4 million.

Bruce Robinson, ZYGO’s Chairman and CEO stated, “We are extremely pleased by our first quarter results. We established records for a fiscal first quarter in terms of orders, sales, and earnings. The first quarter of fiscal 2007 is significant for a number of reasons. Not only did we improve our financial results substantially from Q1 of a year ago, but we also achieved several key strategic milestones.”

These milestones included:

•	Acceptance of our first front end semiconductor process metrology tool.
•	Receipt of follow on orders and commitments for this same metrology tool.
•	Introduction of our multifunctional wafer metrology and inspection tool. The Company subsequently announced it had received its first order for this tool early in our second fiscal quarter.

•	Receipt of our first order for a flat panel metrology system to be used with ink jet printing technology.
•	Receipt of a multi-million dollar follow on contract award for additional laser damage tolerant high precision optics.
•	Continued improvement in gross profit, which was over 43% as compared with 38% in Q1 of last year.

Mr. Robinson concluded, “Our financial results, together with the achievements during the quarter, reaffirm our confidence in our strategic direction. The strong order momentum we experienced in the last quarter of fiscal 2006 has continued into the early part of fiscal 2007, supporting our expectation that sales will grow to over $180 million in this fiscal year.”

Zygo Corporation is a worldwide supplier of optical metrology instruments, precision optics, and electro-optical design and manufacturing services, serving customers in the semiconductor capital equipment and industrial markets.

Note: ZYGO’s teleconference to discuss the results of the first quarter of fiscal 2007 will be held at 6 PM Eastern Standard Time on October 25, 2006 and can be accessed by dialing 888-793-1751. This call is web cast live on ZYGO’s web site at www.zygo.com. The call may also be accessed for 30 days following the teleconference.

All statements other than statements of historical fact included in this news release regarding our financial position, business strategy, plans, anticipated growth rates, and objectives of management of the Company for future operations are forward-looking statements. Forward-looking statements are intended to provide management's current expectations or plans for the future operating and financial performance of the Company based upon information currently available and assumptions currently believed to be valid. Forward-looking statements can be identified by the use of words such as "anticipate," "believe," "estimate," "expect," "intend," "plans," "strategy," "project," and other words of similar meaning in connection with a discussion of future operating or financial performance. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors. Among the important factors that could cause actual events to differ materially from those in the forward-looking statements are fluctuations in capital spending of our customers, fluctuations in net sales to our major customer, manufacturing and supplier risks, dependence on and timing of new product development, rapid technological and market change, risks in international operations, dependence on proprietary technology and key personnel, length of the sales cycle, environmental regulations, and fluctuations in our stock price. Further information on potential factors that could affect Zygo Corporation’s business is described in our reports on file with the Securities and Exchange Commission, including our Form 10-K for the fiscal year ended June 30, 2006.

Zygo Corporation and Subsidiaries

Condensed Consolidated Statements of Operations

(Unaudited)

(Thousands of dollars, except per share amounts)

	Three Months Ended September 30

	2006	2005

Net sales
Products	$38,821	$30,368
Development services	2,286	3,961

	41,107	34,329

Cost of goods sold
Products	21,743	18,270
Development services	1,573	2,906

	23,316	21,176

Gross profit	17,791	13,153
Selling, general, and administrative expenses	7,525	6,368
Research, development, and engineering expenses	5,124	3,540

Operating profit	5,142	3,245

Other income
Interest income	725	417
Miscellaneous income, net	45	123

Total other income	770	540

Earnings before income taxes
and minority interest	5,912	3,785
Income taxes	(2,069)	(1,442)
Minority interest	(191)	(150)

Net earnings	$3,652	$2,193

Basic - Earnings per share	$0.20	$0.12

Diluted - Earnings per share	$0.20	$0.12

Zygo Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited)

(Thousands of dollars)	September 30, 2006	June 30, 2006

Assets
Current assets:
Cash and cash equivalents	$13,673	$20,318
Marketable securities	24,534	21,415
Receivables, net	29,752	33,759
Inventories	40,687	38,082
Prepaid expenses	2,370	2,106
Deferred income taxes	12,054	11,959

Total current assets	123,070	127,639
Marketable securities	22,675	23,743
Property, plant, and equipment, net	33,237	32,631
Deferred income taxes	13,663	15,433
Intangible assets, net	5,922	5,925
Other assets	963	812

Total assets	$199,530	$206,183

Liabilities and Stockholders’ Equity
Current liabilities:
Payables	$10,058	$13,987
Accrued expenses	22,674	29,734
Income taxes payable	1,476	2,004

Total current liabilities	34,208	45,725
Other long-term liabilities	443	101
Minority interest	1,610	1,419
Stockholders' equity	163,269	158,938

Total liabilities and stockholders' equity	$199,530	$206,183